UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

(Amendment No. 1)

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	August 28, 2012

First Bancorp

(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-15572	56-1421916
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

341 North Main Street, Troy, North Carolina	27371
(Address of Principal Executive Offices)	(Zip Code)

(910) 576-6171

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

First Bancorp

INDEX

		Page

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	3

Signatures		4

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This Amendment No. 1 on Form 8-K/A amends the report on Form 8-K (the “Original Report”) filed by First Bancorp (the “Company”) with the Securities and Exchange Commission on May 22, 2012 to provide additional information in Item 5.02 regarding certain finalized compensation arrangements between the Company and Richard H. Moore, who was appointed as the Company’s President and Chief Executive Officer effective June 11, 2012. The information previously reported in the Original Report is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 28, 2012, First Bancorp entered into an employment agreement with Mr. Moore that sets forth Mr. Moore’s final compensation arrangements. Under the employment agreement, Mr. Moore will receive a base salary of $475,000, which may be increased or decreased for subsequent years at the discretion of the Board of Directors of the Company. The employment agreement is for a one-year term that automatically renews for one-year terms unless either party gives written notice of non-renewal. Mr. Moore is entitled to participation in Company benefit plans and programs made available to other employees and reimbursement of the costs of participation in the North Carolina State Health Plan.

Mr. Moore will participate in a new Performance Incentive Plan, adopted by the Company on August 28, 2012, which provides for an annual bonus ranging from a threshold level of $150,000 to a maximum of $600,000, depending on achievement of certain earnings per share targets set by the Compensation Committee. One-half of Mr. Moore’s annual bonus under the Performance Incentive Plan will be paid in cash and the remainder will be paid in restricted common stock vesting over a three-year period.

The employment agreement also provides Mr. Moore with severance benefits including, among other things, that if the Company terminates his employment without cause, he is entitled to receive his base salary for the greater of three months or the then remaining period of his employment term. If, within 12 months following certain specified change in control transactions, the Company terminates Mr. Moore’s employment without cause, or if Mr. Moore terminates his employment for good reason, Mr. Moore shall be entitled to two times his base salary and continuation of health insurance reimbursements for 12 months. The employment agreement also imposes non-competition and employee non-solicitation obligations on Mr. Moore for 12 months following the termination of his employment.

Pursuant to the employment agreement, on August 28, 2012, the Company granted Mr. Moore (i) performance-based, non-qualified options to purchase 75,000 shares of the Company’s common stock at an exercise price of $9.76 per share, the fair market value of one share of the Company’s common stock on August 28, 2012, and (ii) 40,000 shares of restricted common stock. The option award and restricted stock award will vest in full on December 31, 2014 and December 31, 2015, respectively, if the Company achieves certain earnings per share targets on such dates, and will be forfeited in full if the applicable targets are not achieved. These awards accelerate in the event that Mr. Moore’s employment is terminated by the Company without cause. In the event of certain specified change in control transactions, acceleration will be in the discretion of the Compensation Committee, except that if Mr. Moore terminates his employment with good reason within 12 months following such a transaction, his awards vest in full.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K.

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Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Bancorp

September 4, 2012	By:	/s/ Richard H. Moore
Richard H. Moore
President and Chief Executive Officer

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